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                                                            Exhibit 99.1

                           -- CIBER, INC. NEWS RELEASE --

For Immediate Release                        Contact:
                                                  Kara Kennedy
                                                  Shareholder Relations
                                                  303/220-0100

                CIBER ANNOUNCES NEW ENTERPRISE INTEGRATION PRACTICE
                         AND BUSINESS IMPACT SYSTEMS MERGER

     Englewood, Colorado - February 25, 1999 - CIBER, Inc. ("CIBER") (NYSE:
CBR) announced today the establishment of its new Enterprise Integration Practice and the merger of Business Impact Systems, Inc. ("BIS"). BIS, a privately held provider of Enterprise Integration Services, headquartered in Herndon, VA with operations in Maryland and the Carolinas, was named one of the fastest growing technology companies in the country by Deloitte & Touche LLP in 1998.

     "Our business model strategy embodies our quest to provide continuously leading information technology services for today and the future. This combination with BIS brings to CIBER most exciting prospects. Not only does BIS have excellent leaders throughout its structure, our new Enterprise Integration Practice can be a catalyst for the cross-selling of all of CIBER's services," stated Mac Slingerlend, CIBER's President/CEO. "As BIS' track record indicates, Mike McLister and his entire management group have done an exceptional job of building an impressive client list, an engineering team and business model that meets today's critical challenge of integrating disparate data applications, and operating systems and platforms. We believe this new practice sits at the heart of business dynamics in our information technology service offerings while enhancing our E-Business world," continued Mr. Slingerlend.

     "With the expanded technical resource base that CIBER adds to BIS, this merger provides CIBER with immediate business expansion opportunities among BIS' impressive clientele list. BIS has demonstrated the ability to capture and grow strategic client relationships into long-term project outsourcing relationships and will help expand CIBER's IT project outsourcing model," stated Mike McLister, BIS' President/CEO. BIS currently generates annualized revenues of approximately $20 million; the combination will be accounted for as a pooling of interests.

     CIBER, Inc. is a premier provider of system integration consulting services. Employing 6,400+ employees located in over 45 major cities in more than 20 states plus Canada, CIBER offers leveraged information technology integration solutions in five principal areas: management consulting aligning business/IT solutions (including E-Business, data warehousing and middleware integration), enterprise applications solutions (EAS/ERP) implementation and outsourcing services, enterprise integration services consulting and professional staff augmentation services. CIBER's wholly-owned subsidiaries include Spectrum Technology Group, Inc., Business Information Technology, Inc., Summit Group, Inc., CIBER Information Services, Inc. and CIBER Network Services, Inc.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks and uncertainties that could cause actual results to vary materially from such statements. Please refer to discussions of certain of these risks and uncertainties in the Company's Annual Reports, 10-Ks, 10-Qs and other Securities and Exchange Commission filings.

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          CIBER, INC., 5251 DTC PARKWAY, SUITE 1400, ENGLEWOOD, CO  80111
                                http://www.ciber.com